RESIGNATION AND GENERAL RELEASE AGREEMENT
                    -----------------------------------------

                  This Resignation and General Release Agreement (this "Agreement") is entered into by and between Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), and Robert B. Mang, an individual ("Executive").

                  WHEREAS, the Company and Executive are parties to an employment agreement entered into as of July 1, 2003 (the "Employment Agreement");

                  WHEREAS, pursuant to the Employment Agreement, Executive is serving as Chief Executive Officer and Chairman of the Company and is a member of the Company's Board of Directors;

                  WHEREAS, Executive wishes to resign from all positions with the Company and from the Company's Board of Directors, as described herein;

                  WHEREAS, Executive has agreed to remain with the Company for a three-month period to assist with the Company's transition efforts, as described herein; and

                  WHEREAS, Executive and the Company each desire to set forth in this Agreement the terms and conditions of Executive's resignation and resolve any and all claims or potential claims between them arising out of or in any way related to Executive's employment with the Company, his resignation from the Company, or his Employment Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Executive's Resignation. The Company and Executive acknowledge and agree as follows:

                  (a) Executive shall resign as Chairman and Chief Executive Officer of the Company effective as of the close of business on March 1, 2004.

                  (b) For the period beginning on March 2, 2004 and ending upon Executive's Resignation Date (as defined in paragraph l(d) of this Agreement), Executive shall remain employed by the Company and will assist the Company and its appointed Chief Executive Officer with merchandising, marketing and other transition issues.

                  (c) Effective as of the close of business on May 14, 2004, the Executive shall resign from the Board of Directors of the Company; provided, however, that in the event the appointed Chief Executive Officer or the Board of Directors of the Company determine that it is in the Company's best interest, Executive agrees that he shall resign from the Board of Directors on a date earlier than May 14, 2004, at the Company's request.

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                  (d) Effective as of the close of business on May 31, 2004 (the
"Resignation Date"), Executive shall resign from all positions of employment with the Company; provided, however, that in the event the appointed Chief Executive Officer of the Company determines that it is in the Company's best interest, Executive agrees that he shall resign from all positions of employment with the Company on a date earlier than May 31, 2004, at the Company's request. Executive further agrees that he may be terminated by the Company for any reason (including Executive's death or disability) on a date earlier than May 31, 2004. In the event the Company requests Executive to resign from all positions of employment with the Company or terminates Executive on a date earlier than May 31, 2004, such earlier date shall be deemed the "Resignation Date" for purposes of this Agreement.

         2. Payments and Benefits to Executive. The Company agrees to provide the following payments and benefits to Executive:

                  (a) The Company shall pay Executive his accrued salary and unreimbursed business expenses through March 1, 2004. The Company shall continue to pay Executive a base salary at his current rate and Executive shall continue to be eligible to participate in Company health insurance and retirement benefit plans, subject to the requirements of the applicable benefit plans, through the Resignation Date.

                  (b) The Company shall provide Executive with a bonus payment in the gross amount of Five Hundred and Eighty Five Thousand Dollars and No Cents ($585,000.00), representing his Target Bonus for fiscal year 2004. Such payment shall be reduced by standard income and payroll tax withholding and shall be paid within ten (10) business days following the Resignation Date, but in no event later than May 31, 2004.

                  (c) The Company shall provide Executive with a severance payment in the gross amount of Eight Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars and No Cents ($866,667.00). Such payment shall be reduced by standard income and payroll tax withholding and shall be paid within ten (10) business days following the Resignation Date, but in no event later than May 31, 2004.

                  (d) The Company shall pay Executive, in a lump sum, an amount equal to the benefits that, absent Executive's resignation, would have accrued under the Company's tax-qualified and non-qualified retirement plans (which benefits shall be deemed fully vested) through July
         1, 2005. This lump sum payment shall be paid within ten (10) business days following the Resignation Date, but in no event later than May 31, 2004.

                  (e) Subject to the terms of the Company's health insurance plan and subject to Executive's timely payment of Executive's portion of the health care premiums, the Company shall allow Executive to continue his group health insurance coverage through September 30, 2005. In lieu of receiving coverage under the Company's health insurance plan, Executive may, at his option, elect to have the Company reimburse Executive for the cost of continued coverage (up to a maximum of $20,000.00 per year) under the health insurance plan of Executive's prior employer, through September 30, 2005. If applicable, after September 30, 2005, Executive shall have the option to continue his health insurance coverage pursuant to the provisions of the Consolidated Omnibus

         Reconciliation Act of 1985 ("COBRA"), in which event he will be responsible for the full cost of premiums as permitted by COBRA.

                  (f) All unvested options previously granted to the Executive under the Company's 1999 Stock Option Plan, or any other option plan of the Company, shall vest upon the Resignation Date. Executive acknowledges and agrees that he shall not be eligible to receive an Annual Stock Option Grant for fiscal year 2004 and further acknowledges that he shall not be granted any additional stock options.

                  (g) All vested options granted to the Executive under the Company's 1999 Stock Option Plan, or any other option plan of the Company, including those that vest on the Resignation Date, shall be exercisable through March 31, 2006.

                  (h) The Company shall continue to pay for financial planning services for Executive, from the firm of Browson, Rehmus, Foxworth, and Company, at the level currently being provided, through July 1, 2005.

                  (i) In the event Executive is asked to resign from all positions of employment with the Company before May 31, 2004, or in the event the Company terminates Executive's employment with the Company for any reason (including Executive's death or disability) before May 31, 2004, the Company acknowledges and agrees that it shall provide the payments and benefits described in this paragraph 2 regardless of the reason for Executive's resignation or termination.

                  (j) Executive acknowledges and agrees that he is entitled to no other payments, benefits, or compensation of any kind other than as set forth in this paragraph 2.

         3.       Release.

                  (a) In consideration for the obligations contained in this Agreement, Executive acknowledges and agrees that he shall be entitled to no further payments, rights, or benefits pursuant to the Employment Agreement or any other agreement with the Company or any affiliate of the Company existing as of the date hereof, other than the payments, rights, or benefits set forth in paragraph 2. In this regard, Executive hereby (i) waives his right to receive any further compensation and benefits from the Company or any affiliate of the Company pursuant to the Employment Agreement or any other agreement with the Company or any affiliate of the Company existing as of the date hereof (other than pursuant to this Agreement), and (ii) agrees that all other obligations of the Company pursuant to the Employment Agreement (including, without limitation, all payment and benefit obligations pursuant to the Employment Agreement, and all obligations arising out of the termination of the Employment Agreement) are hereby discharged; provided, however, that nothing in this Agreement shall affect any vested interest Executive may have in any Company retirement or benefit plan.

                  (b) Except for those obligations created by or arising out of this Agreement, Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its subsidiaries, parent, and affiliated companies, past and present, and each of them, as well as its and their trustees,

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

directors, officers, agents, attorneys, insurers, and employees, past and present, and each of them, (together and each of them collectively referred to as "Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands, and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment relationship with the Company, the Employment Agreement, Executive's resignation from employment, or any other transactions, occurrences, acts, or omissions or any loss, damage, or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement (collectively "Claims"). Without limiting the generality of the foregoing, Executive acknowledges and agrees that the claims being released include, but are not limited to, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Indiana Civil Rights Law, claims based on the Employment Agreement, common law theories, or any claim for severance pay, bonus, stock options, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of Executive's rights to indemnity under the bylaws of the Company and/or any rights under any Director and Officer insurance policy of the Company.

         4. ADEA Waiver. Executive expressly acknowledges and agrees that among the matters being waived are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), which have arisen on or before the date of execution of this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Executive also expressly acknowledges and agrees that:

                  (a) in return for this Agreement, he will receive consideration, i.e., something of value, beyond that which he was already entitled to receive before entering into this Agreement;

                  (b) he has been orally advised by the Company and is hereby advised in writing to consult with an attorney before signing this Agreement;

                  (c) he was given a copy of this Agreement on March 1, 2004, and has been informed that he is entitled to twenty-one (21) days within which to consider the Agreement; and

                  (d) he has been informed that he has seven (7) days following the date he executes this Agreement in which to revoke it, understanding that the Agreement will not be effective or enforceable until this seven-day revocation period has expired without revocation. Any revocation of the Agreement must be in writing and delivered to the Company before expiration of the revocation period. In the event Executive does not revoke this Agreement within the revocation period, the eighth (8th) day following his execution of this Agreement shall be deemed its effective date.

         5. Non-Competition. Executive acknowledges that by virtue of his position with the Company he has been given access to confidential and highly sensitive non-public information of substantial importance to the Company, including but not limited to financial

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information, identities of distributors, contractors, and vendors utilized in the Company's business, non-public forms, contracts, and other documents used in the Company's business, trade secrets used, developed, or acquired by the Company, information concerning the manner and details of the Company's operation, organization and management, the Company's business plans and strategies, price information, customer lists, and research and development data, and that the services he has provided to the Company are unique. For a period of one (1) year commencing on the Resignation Date (the "Non-Competition Term"), Executive agrees that he will not directly or indirectly engage in, as an employee, consultant, or otherwise, any business in the United States primarily engaged in the retail sporting goods or retail sports apparel business, nor will he accept employment, consult for, or participate, directly or indirectly, in the ownership or management of any enterprise in the United States engaged in such a business (such competing businesses currently include, without limitation, Academy Sports, Bass Pro, REI, Gander Mountain, Cabella's, Sports Authority, Dick's Sporting Goods, Garts Sports, Modell's, Copeland, Sports Chalet, Hibbett's and Christie Sports, and any subsidiaries of any of them). Notwithstanding the foregoing, Executive may invest as the holder of not more than four percent (4%) of the outstanding shares of any corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto.

         6.       Non-Solicitation. Executive agrees that for a period of one
(1) year commencing on the Resignation Date (the "Non-Solicitation Term"), Executive and/or any entity with which he is at the time affiliated (and which is not affiliated with the Company), shall not, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, or customer of the Company or any of its affiliates, or any person who supplies goods or services or licenses intangible or tangible property to the Company or any of its affiliates to discontinue his, her, or its relationship with such entity. Executive represents and warrants that he has not, prior to the date hereof, acted or failed to act in a way that would constitute a breach of the terms of this covenant not to solicit.

         7. Confidential or Proprietary Information or Material. Executive recognizes and acknowledges that, through his association with the Company, he has had access to confidential or proprietary information or material relating in the reasonable opinion of the Company to the Company's operations or businesses, including the Company's subsidiaries, which he may have obtained from the Company, its subsidiaries, or their officers, directors, or employees, or otherwise by virtue of his employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company, its direct or indirect parents, subsidiaries, affiliates, or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and tradename applications, and any litigation or negotiations; real estate strategies, including store opening plans, landlord-developer relationships and new store return on capital targets; marketing information, including sales or product plans, strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors, and holdings; operations and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, and performance evaluations; provided, however, that confidential

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

or proprietary information or material does not include any information or material that is generally available to the public. Executive recognizes that this confidential or proprietary information or material constitutes a valuable and unique asset of the Company, developed and perfected over considerable time and at substantial expense to the Company. Executive agrees that he will not disclose, without the written consent of the Company or as required by law, to any person, firm, partnership, association, or corporation, such confidential or proprietary information or material, and Executive agrees to hold such confidential or proprietary information or material in trust for the sole benefit of the Company. Executive shall not, for the direct or indirect benefit of himself or another: (1) take with him any lists of Company customers or potential customers, pricing lists, or other documents, computer software, electronically-stored data, recordings, master videotapes of any of the foregoing, or any other confidential or proprietary information or material; or
(2) reconstruct the same or similar information from memory or from some other source associated with the Company.

         8. Intangible Property. Executive agrees that all right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks and all trade secrets and confidential know-how (collectively, the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by Executive in the course of having rendered services to the Company shall, as between the parties to this Agreement, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Executive has no right, title or interest of any kind or nature in such Intangible Property, or in or to any results or proceeds therefrom. Executive agrees that he will, at the request of Company, execute such assignments, certificates and other instruments as the Company may hereafter deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in an to, any of the foregoing.

         9. Return of Documents. Executive hereby acknowledges and represents that all documents of any nature pertaining to activities of the Company, its direct or indirect parents, subsidiaries, affiliates and related companies, used, prepared, or made available to Executive in the course of his having rendered services to the Company are and shall remain the property of the Company or, as the case may be, its direct or indirect parents, subsidiaries, affiliates and related companies, and that all copies of such documents shall be surrendered to the Company upon his resignation from the Company.

         10. Cooperation. Consistent with applicable law, Executive agrees that he will cooperate with the Company in connection with any internal investigation, the defense or prosecution of any claim that may be made by or against the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including appearing before a government agency or testifying in any civil or criminal proceeding, to the extent such claims, investigations of proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. The Company agrees that it will endeavor to keep any request for cooperation to as limited time as necessary, given the circumstances of the matter involved and the need for Executive's cooperation as determined at the Company's discretion. The Company

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further agrees that it shall reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in furtherance of Executive's obligations under this paragraph 10.

         11. Non-Disparagement/No Publicity. Executive agrees not to make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Company or its officers, directors, employees, partners, owners, affiliates, or agents. Executive further agrees that he will not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding the Company or its officers, directors, employees, partners, owners, affiliates, or agents. The Board of Directors of the Company agrees not to make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding Executive.

         12. Representations and Warranties. Executive hereby represents and warrants that (i) he is free to enter into this Agreement and that he is not subject to any obligations or disabilities which will or might prevent him or interfere with his keeping and performing all of the agreements, covenants, and conditions to be kept or performed hereunder, and (ii) he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify, and hold harmless the Company from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported, or claimed.

         13. Amendments; Waivers. This Agreement may be amended only by agreement in writing of each of the parties hereto. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent, and instance so provided.

         14. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, to this end, the provisions of this Agreement are declared to be severable.

         15. Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding concerning Executive's employment, resignation from the same, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Employment Agreement. Any representation, promise, or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

         16. Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from taking all action as may be necessary or appropriate to achieve the purposes of this Agreement. Nothing herein shall prohibit Executive from seeking a judicial determination of the validity of the waivers set forth herein.

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         17.      Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of Indiana applicable to contracts made and performed in the State of Indiana and without regard to conflicts of laws doctrines.

         18. Succession. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Company and its respective successors and assigns. The obligations and duties of Executive hereunder are personal and not assignable, and any attempt of assignment or transfer of Executive's duties or obligations shall be void.

         19. Headings. The headings of the several paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

         20.      Arbitration.

                  (a) Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive's employment or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law, or public policy, shall be submitted to final and binding arbitration, to be held in Hendricks, Indiana before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator's award is based. The Company will pay the arbitrator's fees and arbitration expenses and any other costs associated with the arbitration hearing.

                  (b) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses, and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law.

                  (c) Notwithstanding the foregoing, if the Company fails to make the lump sum payments provided for in paragraph 2 of this Agreement, Executive may elect to seek recovery of such payments either through arbitration pursuant to this paragraph 20 or by instituting a court proceeding. In the event it is determined that the Company failed to pay Executive any such amount to which Executive was entitled, Executive shall be entitled to recover interest on such amount at a rate equal to the rate of interest on the Company's revolving credit charged by Company's principal lender, or in the absence of any revolving credit, prime rate, and shall be entitled to recover reasonable legal, accounting, expert witness and other fees and expenses incurred by Executive.

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         21.      No Duty to Mitigate. Payments due to Executive pursuant to this Agreement are not conditioned on Executive's attempting to mitigate any losses by seeking other employment or taking other action, and Executive shall be under no obligation to do so.

         22. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same instrument. A signature by facsimile shall have the same force and effect as an original.

                  The undersigned have read and understand the consequences of this Agreement and knowingly and voluntarily sign it.


                  EXECUTED this 1 day of March 2004, at Plainfield (city), Indiana (state).

                                             /s/ ROBERT B. MANG
                                             -----------------------------
                                             Robert B. Mang


                  EXECUTED this 1st day of March 2004, at New York (city), New York (state).

                                             Galyan's Trading Company, Inc.


                                             By: /s/ NORMAN S. MATTHEWS
                                                 -------------------------------
                                                 Norman S. Matthews
                                                 Chairman of the Board

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                           ACKNOWLEDGMENT AND WAIVER
                           -------------------------


         I, Executive, hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

         I declare under penalty of perjury under the laws of the State of Indiana that the foregoing is true and correct.


         EXECUTED this 1 day of March 2004, at Plainfield, Indiana.



                                             /s/ ROBERT B. MANG
                                             -----------------------------
                                             Robert B. Mang

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